EXHIBIT 99.2
FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION® TO OFFER 8 MILLION SHARES OF
COMMON STOCK
SAN FRANCISCO, February 23, 2007 — AMB Property Corporation® (NYSE:AMB), a global developer and owner of industrial real estate, today announced it intends to issue 8 million shares of its common stock in a registered offering. The company also plans to grant the underwriters an option to issue up to 1.2 million additional shares to cover over-allotments, if any. Banc of America Securities, LLC, J.P. Morgan Securities, Inc. and Morgan Stanley & Co., Incorporated will act as joint bookrunners for the proposed offering.
AMB intends to use the net proceeds from the sale of the common stock to fund the expansion of its global development business. The company may also use the net proceeds for general corporate purposes, which may include the acquisition of additional properties, the repayment of indebtedness, including inter-company indebtedness, the redemption or other repurchase of outstanding securities, capital expenditures and increasing our working capital. Specific allocations of the proceeds to such purposes have not been determined. Pending the application of the net proceeds, AMB may invest the proceeds in short-term securities or temporarily reduce borrowings under revolving credit facilities.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Banc of America Securities, LLC, Capital Markets (Prospectus Fulfillment) at: Banc of America Securities, LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or by e-mail: dg.prospectus_distribution@bofasecurities.com; or J.P. Morgan Securities, Inc. at National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Chase Distribution & Support Service Northest Statement Processing , Phone: 718-242-8002; or Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014 or by email: propectus@morganstanley.com.
AMB Property Corporation.® Local partner to global trade.™
AMB Property Corporation® is a global developer and owner of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of December 31, 2006, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 124.7 million square feet (11.6 million square meters) and 1,088 buildings in 39 markets within 12 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
Pier 1, Bay 1   San Francisco, California 94111   United Stares   Main +1 415 394 9000   Fax +1 415 394 9001

Some of the information included in this press release contains forward-looking statements, such as statements related to the offering and the issuance and sale of common stock, expected use of the net proceeds, total expected development and the availability of a final prospectus supplement, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, re-financing risks, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties on advantageous terms or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, changes in general economic conditions or in the real estate sector, changes in real estate and zoning laws or other local, state and federal regulatory requirements, a downturn in the U.S., California, or the global economy, risks related to doing business internationally, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2006.

AMB CONTACTS

Margan S. Mitchell
Vice President, Corporate Communications
Direct	+1 415 733 9477
Fax	+1 415 477 2177
Email	mmitchell@amb.com